                                  LANGER, INC.

            AMENDMENT TO STOCK OPTION AGREEMENT OF WARREN B. KANDERS

         AMENDMENT TO STOCK OPTION AGREEMENT, made as of this 20th day of
December, 2005, by and between Langer, Inc., a Delaware corporation, having its principal office at 450 Commack Road, Deer Park, New York 11729 (the "Company"),
and Warren B. Kanders (the "Optionee").

         WHEREAS, the Company has previously granted to the Optionee options to purchase: (i) 240,000 shares of Common Stock at an exercise price of $7.50 pursuant to the Stock Option Agreement, dated as of November 8, 2005, and of which 160,000 options remain unvested, and (ii) 275,000 shares of Common Stock at an exercise price of $4.89 pursuant to the Stock Option Agreement, dated as of November 8, 2005, and of which 275,000 options remain unvested, entered into between the Company and the Optionee (collectively, the "Stock Option
Agreements"; all such unvested options referred to herein as the "Unvested
Options").

         NOW, THEREFORE, the parties agree as follows:

         1.    The vesting date of the Unvested Options is hereby accelerated to
December 20, 2005.

         2.    The Stock Option Agreement are hereby amended to include the following provisions:

               2.1.    Lock-up Release Schedule. Upon the exercise of any or all
of the options covered by the Stock Option Agreement, the Optionee shall not sell, transfer, exchange, hypothecate, grant a security interest in, pledge or otherwise dispose of (collectively, "Transfer"), other than by will or by the laws of descent and distribution, the shares issued upon such exercise at any time, including subsequent to the termination of the Optionee's employment with the Company and/or service as a Director of or consultant to the Company, except in accordance with the following schedule:

                      LOCKUP RELEASE DATE         NUMBER OF NQSO'S
                  ----------------------------   -------------------
                  November 12, 2006                    80,000
                  November 12, 2007                    80,000
                  April 1, 2008                        91,666
                  April 1, 2009                        91,667
                  April 1, 2010                        91,667
                                                 -------------------
                                                      435,000
                                                 ===================

Notwithstanding the lock-up release schedule set forth above, such lock-up release schedule may be accelerated by the Compensation Committee or the Board of Directors in its sole discretion.

               2.2    Extension of Lock-up Upon Termination. (a) Upon the
Optionee's voluntary termination of employment with the Company and/or service as a Director of or consultant to the

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Company, except as a result of Optionee's death or disability, or upon the
Optionee's termination by the Company for Cause, any of the lock-up release periods set forth in Section 2.4 which, as of the Optionee's termination of employment with the Company and/or service as a Director of or consultant to the
Company, have not yet expired shall each be automatically extended an additional five (5) years from the lock-up release date(s) set forth in Section 2.4.
Notwithstanding any extension of the lock-up release periods pursuant to this
Section 2.5, any such lock-up release extension may be reduced by the Committee in its sole discretion.

                      (b)    If the Optionee is terminated by the Company
without cause, then (i) the lock-up release periods set forth in Section 2.4 which have not expired prior to or as of the termination of employment shall each be automatically extended an additional five (5) years from the termination of employment, and (ii) the lock-up release periods set forth in Section 2.4 which have expired shall automatically be reinstated for a period commencing 3 months after the effective date of such termination and expiring five (5) years after such commencement date.

                      (c)    If the Optionee's employment or other service to
the Company is terminated on account of the death or disability of the Optionee, then (i) the lock-up release periods set forth in Section 2.4 which have not expired prior to or as of the termination of employment shall each be automatically extended an additional five (5) years from the termination of employment, and (ii) the lock-up release periods set forth in Section 2.4 which have expired shall automatically be reinstated for a period commencing 12 months after the effective date of such termination and expiring five (5) years after such commencement date.

                      (d)    Notwithstanding any extension of the lock-up
release periods pursuant to this Section 2.5, any such lock-up release extension may be reduced by the Committee in its sole discretion.

               2.3    Acceleration of Lock-up Release Upon Change of Control.
Notwithstanding the lock-up periods set forth in Sections 2.1 and 2.2, any shares to be issued upon exercise of any or all of the options covered by the
Stock Option Agreement, or any shares which have been issued upon exercise of any or all of the options covered by the Stock Option Agreement, shall become immediately eligible for Transfer upon the occurrence of a "Change-of-Control
Event" as defined in the Stock Option Agreement.

         3.    Except as expressly amended by this Amendment, the Stock Option
Agreement shall remain in full force and effect.

         4.    This Amendment shall be governed by and construed in accordance with, and on the same basis as, the Stock Option Agreement as set forth therein.

         5.    This Amendment may be executed in any number of counterparts, but all of which together will constitute one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS:]

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         IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Amendment to Stock Option Agreement as of the day and year first above written.

                                  LANGER, INC.

                                  BY:
                                        -------------------------------
                                        NAME:  JOSEPH P. CIAVARELLA
                                        TITLE: VICE PRESIDENT &
                                               CHIEF FINANCIAL OFFICER

                                  OPTIONEE:

                                  -------------------------------------
                                  WARREN B. KANDERS